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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                                     UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-14758

                           SOMATIX THERAPY CORPORATION
             (Exact name of registrant as specified in its charter)

                           950 Marina Village Parkway
                            Alameda, California 94501
                            Telephone: (510) 748-3000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common stock, par value $.01 per share
            (Title of each class of securities covered by this Form)

                                      None
                         (Titles of all other classes of
                       securities for which a duty to file
                  reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(i)  [X]
         Rule 12g-4(a)(1)(ii) [_]       Rule 12h-3(b)(1)(ii) [_]
         Rule 12g-4(a)(2)(i)  [_]       Rule 12h-3(b)(2)(i)  [_]
         Rule 12g-4(a)(2)(ii) [_]       Rule 12h-3(b)(2)(ii) [_]
                                        Rule 15d-6           [_]

         Approximate number of holders of record as of the certification or notice date: 1

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Somatix Therapy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 6, 1997                         By: KATHLEEN SEREDA GLAUB
                                                ---------------------
                                                Kathleen Sereda Glaub
                                                President

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